Private and confidential

WIND ENERGY PROJECT PURCHASE AGREEMENT

Dated this 5th day of May 2011:

GATHERED

The company Power Andina Limited having its registered office at (TBA) , registered number (TBA), administrative address at [________________________________]*
[____]*
[______________________________________]*(PAL)

And

The company 3Power Energy Group Inc., having its registered office at 100 Wall Street, Manhattan, New York, NY10005, USA here represented by Mr. Toby Durrant, being of age, of United Kingdom nationality, passport number [_______]* – hereinafter (3POWER)

SET FORTH

1. That PAL are the owners of 'The Project' and is interested in facilitating the transfer of project rights to the below mentioned project.

2. That 3POWER is interested in acquiring the project rights and land for the below mentioned project, therefore both parties

AGREE AS FOLLOWS

FIRST. – THE PROJECT

PAL will facilitate the transfer to 3POWER of all project rights, agreements, permits, data, designs, plans, drawings etc., necessary for the construction and connection to the electrical grid of the following wind energy project developed in Chile:

- [__________________________________]* 6 turbine locations

PAL will facilitate the granting of a lease, with option to purchase, to 3POWER of the land on which the Punta Chome wind farm project is located.

PAL have already obtained or are in the process of finalising the necessary agreements, permits, wind measurement data, etc. for the above mentioned project location. A list of the aforesaid is included in this contract as Annex 1. PAL shall facilitate the transfer to 3POWER of all the existing documents concerning the wind energy project.

[__________]*

***Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.**

PAL undertakes to carry on the complete development of such project rights up to the stage where all the permits required for construction are in order. PAL or PAL associated companies shall support the needs of the project until construction completion, in all issues related to the permits and consents achieved by PAL or PAL associated companies.

The project rights, agreements, permits, data etc., necessary for the construction and connection to the electrical grid shall be vested in 3POWER by transferring all the permits, proceedings, assets and rights concerning the project to its subsidiary company 3POWER ENERGIA S.A., a Chilean registered company..

SECOND – PRICE AND PAYMENT TERMS

[____]*

[____]*

[____]*

3POWER undertakes to do everything in its power to affect a timely registration of such shares and will immediately inform PAL of any issues that may prevent or delay such registration.

Remittance to be made to PAL Legal Representative

Account Name: [____________________]*

Account Address: [____________________]*

Bank: [____________________]*

Account Number: [____________________]*

SWIFT: [____________________]*

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

THIRD – GOVERNING LAW AND ARBITRATION

5.1. This agreement and the resulting shall be governed by the laws of England.

5.2. In case of any dispute arising from the interpretation, enforcement, nullity or termination of this Agreement and the business that may come up from it, the Parties, expressly waiving their privileges, shall submit to arbitration under the Rules of Arbitration of the International Chamber of Commerce. The parties specifically agree on accepting the resulting arbitrator's award.

FOURTH – NOTIFICATION

The communications and notifications required for compliance of the liabilities under this contract shall be deemed as served when sent to the addresses and/or people set forth in section **"GATHERED"** of this Contract. Any change to this information shall be notified beforehand to the other party in writing.

FIFTH – TRANSFER OF RIGHTS & LIABILITIES

Either party shall be entitled to grant and transfer this agreement or part of the rights and liabilities resulting thereof to any entity related to the party, subject to the specific written consent of the other party. The transferee shall subrogate the correspondent rights and liabilities of the transferor who shall no longer be entitled to nor held liable for them.

SIXTH – SEVERABILITY

In case of any of the clauses of this contract being declared completely or partially null and/or void for legal purposes by any arbitrator, Judge or Court, such declaration shall not affect in any way the validity and efficacy of the contract itself and the rest of the clauses shall maintain their validity and efficacy. The clauses declared null or ineffective shall be replaced by the clauses reflecting the current interests of the parties in a legally accepted manner and mode, unless both Parties mutually agree the termination of this contract.

SEVENTH – TERMINATION / VOID

In the event that the agreement is subject to termination by PAL pursuant to the terms set forth in the second agreement and specifically as a result of 3Powers default in relation to making payment for the project rights or failing to implement share registration to the sole satisfaction of PAL, this agreement shall become null and void save that 3Power shall immediately become liable for the payment of a termination penalty in the sum of [____________________]* There shall be no further liability from either party to the other in respect of the proposed issuance of shares or as a result of any other matter arising out of the execution of this Agreement. Furthermore, 3Power shall return or transfer, as may be applicable, without delay all licenses, permits, data and any other relevant documentation to the project to PAL. Any costs attributable to such return or transfer shall be borne by 3POWER.

EIGHTH – DOCUMENT LEGALIZATION

***Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.**

[______]*

The parties enforce themselves to execute the documents, whether public or private, required for the enforcement and illustration of the terms agreed on in this contract.

Any of the Parties holds the right to turn this contract into a public deed, compelling the other part to its execution.

NINTH - CONFIDENTIALITY

The parties agree that the contents of the agreement are commercial in confidence and cannot be filed or released in detail until such time as the project rights have been transferred to 3POWER under the terms herein. A press prelease alluding to the agreement can be issued with prior approval by both parties.

In witness whereof this Agreement has been duly executed by the Parties on the date and in the place specified at the heading, being signed two copies thereof with identical purpose.

For Power Andina Limited

[______________]*

Signed: [___________]*

Date: 5th May 2011

For 3Power Energy Inc.

Mr. Toby Durrant

Signed:

Date: 05·MAY·2011

***Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.**

Annex 1

***Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.**

Studies, statutory documents, permits and licences that will be delivered for the [________]* Project:

1. Environmental impact study
2. Environmental permit
3. Connection to grid solution
4. Connection agreement
5. Stability and dynamic studies
6. Land lease agreement
7. Notification letter CNE
8. Notification letter CDEC
9. Notification letter SEC
10. Wind resource measurements
11. Wind resource analysis

***Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.**